                                                                     EXHIBIT 2.2

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                      AVETA HOLDINGS, LLC ON THE ONE HAND,

                                       AND

                               AVETA HEALTH, INC.
                                ON THE OTHER HAND

                             DATED: AUGUST 22, 2005

                            TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS....................................................     2
   1.1.    Certain Definitions...........................................     2
   1.2.    Accounting Terms..............................................     8
   1.3.    Monetary Terms................................................     8
ARTICLE II PURCHASE AND SALE OF THE SHARES...............................     8
   2.1.    Agreement to Sell.............................................     8
   2.2.    Closing.......................................................     8
   2.3.    Purchase Price................................................     8
   2.4.    Adjustment to Purchase Price..................................     8
   2.5.    Intercompany Payables.........................................    10
   2.6.    Release of Guarantees.........................................    10
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER.................    11
   3.1.    Organization, Power, Standing.................................    11
   3.2.    Due Authorization, Execution, Enforceability..................    11
   3.3.    No Conflict; Third Party Consents.............................    11
   3.4.    Government Authorizations.....................................    12
   3.5.    Capitalization................................................    12
   3.6.    Equity Interests..............................................    13
   3.7.    Financial Information.........................................    13
   3.8.    Events Subsequent to Date of Company Latest Balance Sheet.....    14
   3.9.    Accounts Receivable...........................................    15
   3.10.   Company Material Contracts....................................    16
   3.11.   Real Property and Tangible Personal Property..................    17
   3.12.   Intellectual Property.........................................    17
   3.13.   Tax Matters...................................................    18
   3.14.   Litigation....................................................    19
   3.15.   Employees.....................................................    19
   3.16.   Employee and Labor Relations..................................    19
   3.17.   Company Benefit Plans.........................................    20
   3.18.   Environmental Matters.........................................    21
   3.19.   Compliance with Law...........................................    22
   3.20.   Government Healthcare Matters.................................    22
   3.21.   Insurance.....................................................    23
   3.22.   Brokers.......................................................    23
   3.23.   Transactions with Related Parties.............................    24
   3.24.   Absence of Certain Business Practices.........................    24
   3.25.   Providers.....................................................    24
   3.26.   Disclosure....................................................    24
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER.......................    25
   4.1.    Organization, Power, Standing.................................    25
   4.2.    Due Authorization, Execution, Enforceability..................    25

   4.3.    No Conflict; Third Party Consents.............................    25
   4.4.    Government Authorizations.....................................    26
   4.5.    Litigation....................................................    26
   4.6.    Brokers.......................................................    26
   4.7.    Disclosure....................................................    26
   4.8.    Investment Representations....................................    26
   4.9.    Independent Investigation; Access.............................    27
   4.10.   No Government Recommendation..................................    27
ARTICLE V CONDITION PRECEDENT TO CLOSING/CLOSING DELIVERIES..............    28
   5.1.    Conditions Precedent to the Obligations of Buyer/Closing
              Deliveries of Buyer........................................    28
   5.2.    Conditions Precedent to the Obligations of the Company/Closing
              Deliveries of the Company..................................    30
ARTICLE VI COVENANTS.....................................................    32
   6.1.    Examinations and Investigations...............................    32
   6.2.    Conduct of Business...........................................    33
   6.3.    Payment of Dividends..........................................    33
   6.4.    Commercially Reasonable Efforts...............................    33
   6.5.    Regulatory and Other Approvals; Consents......................    34
   6.6.    Publicity.....................................................    34
   6.7.    Confidentiality...............................................    35
   6.8.    Certain Tax Matters...........................................    35
   6.9.    Update to Schedules...........................................    36
ARTICLE VII TERMINATION OF AGREEMENT.....................................    37
   7.1.    Termination...................................................    37
   7.2.    Effect of Termination.........................................    37
ARTICLE VIII SURVIVAL; INDEMNIFICATION...................................    38
   8.1.    Survival of Indemnification Rights............................    38
   8.2.    Seller Indemnification Obligations............................    38
   8.3.    Buyer Indemnification Obligations.............................    39
   8.4.    Indemnification Procedure.....................................    39
   8.5.    Calculation of Indemnity Payments.............................    40
   8.6.    Tax Treatment of Indemnification..............................    40
   8.7.    Indemnification Amounts.......................................    40
   8.8.    Exclusive Remedies............................................    41
   8.9.    No Double Recovery............................................    41
   8.10.   Insurance.....................................................    41
   8.11.   Disclosure and Knowledge......................................    41
ARTICLE IX MISCELLANEOUS.................................................    42
   9.1.    Expenses......................................................    42
   9.2.    Governing Law.................................................    42
   9.3.    Jurisdiction; Service of Process..............................    42
   9.4.    Attorneys' Fees...............................................    42
   9.5.    Waiver; Remedies Cumulative...................................    42

   9.6.    Notices.......................................................    43
   9.7.    Assignment....................................................    44
   9.8.    No Third-Party Beneficiaries..................................    44
   9.9.    Amendments....................................................    44
   9.10.   Interpretation; Exhibits and Schedules........................    44
   9.11.   Entire Agreement..............................................    44
   9.12.   Severability..................................................    44
   9.13.   Mutual Drafting...............................................    44
   9.14.   Counterparts; Facsimile.......................................    44

EXHIBITS

Exhibit A - Opinion of Buyer's Legal Counsel
Exhibit B - Opinion of Company's Legal Counsel

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated this 22nd day of August, 2005, is by and between (i) Aveta Health, Inc., a corporation organized under the laws of the state of Tennessee ("Seller" or "Aveta Health") and (ii) Aveta Holdings, LLC, Inc., a limited liability company organized under the laws of the State of Delaware ("Buyer"), concerning the sale of the stock of NAMM Holdings Inc. a corporation organized under the laws of the state of Delaware ("NAMM Holdings" or the "Company"), and its subsidiaries, North American Medical Management California, Inc., a corporation organized under the laws of Tennessee ("NAMM California"), PrimeCare Medical Network, Inc., a corporation organized under the laws of the state of California ("PMNI"), and NAMM Illinois, Inc., a corporation organized under the laws of Delaware ("NAMM Illinois" and, together with PMNI and NAMM California, individually referred to as a "Subsidiary" and collectively referred to as the "Subsidiaries"). Capitalized terms used herein are defined in Article I hereof.

                                    RECITALS

     WHEREAS, the Company and the Subsidiaries are in the business of operating Medicare Advantage organizations and/or providing certain related services, including (i) operating or managing a Medicare Advantage Plan, (ii) performing or arranging for medical services for Medicare Advantage Plan(s) and other health plans, either on a capitated, risk sharing, or fee for service basis or
(iii) providing medical management services to physician organizations (collectively, the "Business") in California and Illinois;

     WHEREAS, the Buyer, through its subsidiary, MMM Healthcare, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico ("MMM"), is engaged in the Business in Puerto Rico;

     WHEREAS, the Seller is the holder of one hundred (100) shares of the common stock, $.01 par value of NAMM Holdings which shares constitute all of the issued and outstanding shares of capital stock of NAMM Holdings (all such shares of common stock held by the Seller being hereinafter referred to as the "Shares").

     WHEREAS, the Seller at or prior to the Closing hereunder will effect a reorganization (the "Reorganization") so that NAMM Holdings will own all of the issued and outstanding capital stock of each of the Subsidiaries;

     WHEREAS, the Buyer desires to acquire from the Seller all of the Shares, and the Seller desire to sell the Shares to the Buyer, on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Certain Definitions. As used in this Agreement, the following capitalized terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Accounts Receivable" means all accounts receivable and other rights to payment to which a Person may be entitled and arising from the sale of goods or services.

     "Action or Proceeding" means any action, hearing, proceeding, arbitration, claim, suit, opposition, challenge, cancellation, proceeding or charge (whether civil, criminal, administrative or investigative) commenced, brought or conducted by any Person, or any investigation or audit by any Governmental or Regulatory Body.

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of the preceding sentence, the term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the ability or power to direct or cause the direction of the management (other than day to day administrative management) and policies of such Person, through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Buyer nor any Affiliate of the Buyer shall be deemed an Affiliate of the Seller, the Company or any Subsidiary and visa versa.

     "Agency Audits" means any audits and all other state, state or federal audits, recoupments and overpayments, false claims, fine or penalty actions, in each case including any threatened or preliminary reports, audits, recoupments and overpayments, false claims, fine or penalty actions (i) covering any of the following: HMO enrollment, newborn eligibility payments, downward substitution of (lower) acuity care providers, death audits (payments for deceased Members), recipients enrolled in counties with no certificates of authority, recipients ineligible for HMO coverage, coordination of benefits, patient responsibility, deductibles, dual payments to another provider, and non-compliance with the Medicare HMO/managed care contract or applicable Laws, including but not limited to non-compliance with quality assurance requirements, reporting requirements, emergency room and other claim payment requirements, marketing practices requirements, employee compensation requirements, member grievance requirements or similar matters, or (ii) conducted or threatened to be conducted by the CMS.

     "Agreement" has the meaning set forth in the Recitals.

     "Business" means the business of business of operating Medicare Advantage organizations and/or providing certain related services, including (i) operating or managing a Medicare Advantage Plan, (ii) performing or arranging for medical services for Medicare Advantage Plan(s) and other health plans, either on a capitated, risk sharing, or fee for service basis or (iii) providing medical management services to physician organizations.

     "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York or California are authorized or required by law to close.

     "Business Employee" means each individual who, on the Closing Date, is actively employed by a Person in the Business.

     "Buyer" has the meaning set forth in the Preamble.

     "CMS" means the Centers for Medicare and Medicaid Services.

     "COBRA" means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

     "Code" means the United States Internal Revenue Code of 1986, as amended, or any successor law and all regulations issued pursuant thereto or any successor law.

     "Company" has the meaning set forth in the Preamble.

     "Company Audited Financial Statements" has the meaning set forth in Section 3.7.

     "Company Benefit Plans" means all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control, retention, consulting, severance or other employee or fringe plans, programs, policies, arrangements and contracts sponsored, maintained or required to be contributed to, by the Company or any Subsidiary for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any Liabilities.

     "Company Financial Statements" means the Company Audited Financial Statements and/or the Company Unaudited Financial Statements.

     "Company Latest Balance Sheet" has the meaning set forth in Section 3.7.

     "Company Material Contracts" has the meaning set forth in Section 3.10.

     "Company Material Intellectual Property" has the meaning set forth in
Section 3.12.

     "Company Material Provider" has the meaning set forth in Section 3.25.

     "Company Stock" means shares of the Company's common stock, $.01 par value per share.

     "Company Unaudited Financial Statements" has the meaning set forth in
Section 3.7.

     "Contracts" means all executory contracts, agreements, subcontracts, indentures, notes, bonds (including surety bonds), loans, instruments, leases, mortgages, franchises, licenses, assignments, purchase orders, sale orders, proposals, bids, understandings or commitments, whether written or verbal, to which a Person is a party or by which its assets or property are bound.

     "DGCL" means the Delaware General Corporation Law.

     "Environment" means ambient air (including indoor air), surface water, ground water, land surface or subsurface strata.

     "Environmental Claim" means, with respect to any Person, any written notice or other claim by any Person alleging or asserting liability for investigatory costs, cleanup costs, Governmental or Regulatory Body response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence or Release into the Environment of any Hazardous Material or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Law" means any applicable international, state of the United States of America, national, provincial, regional, federal, state, municipal or local legal requirement, statute, regulation, code or ordinance, as enacted and in effect on or prior to the Closing Date, concerning pollution or protection of the Environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials, substances or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "GAAP" means United States generally accepted accounting principles.

     "Governmental Authorization" means any consent, license, registration, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental or Regulatory Body or pursuant to any Law.

     "Governmental or Regulatory Body" means any court, tribunal, arbitrator or any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority, official or instrumentality of any such government or political subdivision.

     "Hazardous Material" means any element, compound, substance or other material (including, without limitation, any pollutant, contaminant, hazardous waste, hazardous substance, chemical substance or product) that is listed, classified, or regulated pursuant to any Environmental Law, including, without limitation, any petroleum product, byproduct or additive, asbestos, asbestos-containing material, or presumed asbestos-containing material, medical waste, biohazardous waste, chlorofluorocarbon, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Intellectual Property" means (i) all copyrightable works, all copyrights and all applications, registrations and renewals thereof, (ii) all service and trade marks or trade names and all applications, registrations and renewals thereof, (iii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, substitutes, extensions and reexaminations thereof, (iv) all proprietary formulations, know-how, show-how, confidential business information, trade secrets, research and development results, compositions, techniques, processes, technical data, designs, drawings, diagrams, specifications, catalogs, customer and supplier lists and contact information, pricing and cost information, business and marketing plans and proposals, and quality control, testing, operations, logistical, maintenance and other technical information and technology, (v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all computer software (including but not limited to source code, executable code, data, databases and related documentation), whether purchased, licensed or internally developed, (vii) all copies and tangible embodiments thereof in whatever form or medium and (viii) all other intellectual property rights.

     "Knowledge of the Buyer" and phrases of similar import mean and shall be limited to the actual knowledge of Daniel Straus, Joseph Mark, Timothy O'Donnell, Howard Kamins and Lawrence Dunn, and, in addition, in each such case, the knowledge a reasonably prudent person would be expected to have acting in such person's capacity in the conduct of the business of the Buyer.

     "Knowledge of the Company" and phrases of similar import mean and shall be limited to the actual knowledge of Daniel Straus, Joseph Mark, Timothy O'Donnell, Howard Kamins, Elizabeth Haughton and Lawrence Dunn, and, in addition, in each such case, the knowledge a reasonably prudent person would be expected to have acting in such person's capacity in the conduct of the Business of the Company and the Subsidiaries.

     "Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Body.

     "Liabilities" means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation, penalty, responsibility, cost or expense, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, or unaccrued, or absolute or contingent.

     "Lien" means any mortgage, lien, pledge, charge, security interest, claim, contractual restriction, easement, right-of-way, option, conditional sale or installment contract or encumbrance of any kind.

     "Material Adverse Effect" means any event, change or effect that, individually or in the aggregate, has, or is reasonably likely to have, a materially adverse effect on the business, assets, financial condition or results of operations of a Person and its subsidiaries, taken as a whole, but excluding (i) effects or changes that are generally applicable to the industries or markets in which the Person or any if its subsidiaries operates or arising from or relating to changes in Law, (ii) changes in the United States or world financial markets or general economic conditions, or (iii) changes or effects arising from terrorism, hurricane, attack, war, riot, insurrection, other armed conflict or civil disorder which do not directly damage the assets or facilities of the Person or any of its subsidiaries.

     "Medicare Advantage Organization" means an organization holding a contract with CMS to offer a Medicare Advantage Plan to eligible beneficiaries of Medicare.

     "Member" means an individual enrolled in any Medicare Advantage plan or other health plan and for whose health care the Company or any Subsidiary has contractually agreed to be responsible.

     "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

     "Ordinary Course of Business" means an action taken by a Person if: (a) such action is in the ordinary course of business and consistent with the past practices of such Person; and (b) if so required by applicable Law, such action is authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

     "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Lien arising in the Ordinary Course of Business by operation of Law with respect to an obligation or liability that is not yet due or delinquent or that would be released upon payment when due without penalty, (iii) any mortgage or security interest shown on the Company Financial Statements as securing specified liabilities or obligations, with respect to which no default exists or with respect to which no event has occurred that with notice or lapse of time or both would result in a default, (iv) any imperfection of title or similar Lien, if any, which does not materially detract from the value or impair the current use of the property subject thereto or materially impair the operation of the Business, (v) any Lien created subsequent to the date of the Company Latest Balance Sheet or Buyer Latest Balance Sheet, as applicable, pursuant to any lease of property, real or personal, the obligations under which are capitalized on the Company Financial Statements, (vi) any Lien created pursuant to any other such lease to the extent that the then present value of the minimum rental commitment thereunder should be capitalized on a balance sheet of the lessee in accordance with GAAP, (vii) any Lien created to secure purchase money indebtedness, and (viii) any other immaterial Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

     "Real Property" means all real property (including buildings, structures and improvements located thereon, fixtures contained therein and appurtenances thereto) owned or leased by a Person.

     "Release" means any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation, seepage or migration of any Hazardous Material in, into or onto the Environment.

     "SAP" means statutory accounting principles prescribed by any Governmental or Regulatory Body to which a Person may be subject.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Subsidiary" has the meaning set forth in the Preamble.

     "Tangible Property" means the facilities, machinery, equipment, furniture, buildings and other tangible property used in the Business of a Person.

     "Tax" of "Taxes" (and with correlative meanings "Taxable" or "Taxing") mean, with respect to any Person, all U.S. federal, state, local, provincial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including all income, franchise, sales, use, ad valorem, transfer, license, recording, employment (including federal and state income tax withholding, backup withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes and any interest, penalties and additions imposed with respect to such amounts.

     "Tax Return" means all U.S. federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including, without limitation, any related or supporting information or schedule attached thereto) required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or Taxes.

     "Taxing Authority" means any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

     "Transaction Documents" means (i) this Agreement, including the Schedules and Exhibits, and (ii) all other agreements and instruments to be executed by Buyer or Seller at or prior to the Closing as specifically required pursuant to this Agreement.

     1.2 Accounting Terms. All accounting terms shall have the meaning specified by GAAP or SAP unless otherwise specified.

     1.3 Monetary Terms. All references to "Dollars" or "$" shall mean U.S. Dollars unless otherwise specified.

                                   ARTICLE II
                         PURCHASE AND SALE OF THE SHARES

     2.1 Agreement to Sell. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, the Seller hereby agrees to sell, assign, transfer and convey to the Buyer and the Buyer hereby agrees to purchase, acquire and accept from the Seller, the Shares.

     2.2 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Aveta Health, 411 Hackensack Avenue, 7th Floor, Hackensack, New Jersey 07601 or such other mutually agreeable location at 10:00 a.m. on the first Business Day (the "Closing Date") after the satisfaction or waiver of the conditions set forth in
Article V hereof (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are so satisfied or waived at the Closing).

     2.3 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares shall be Ninety Five Million Seven Hundred Fifty Six Thousand Dollars ($95,756,000.00), subject to adjustment pursuant to Section 2.4, payable within three (3) calendar days of Closing by wire transfer to an account designated by Seller.

     2.4 Adjustment to Purchase Price Subject to the terms and conditions of this Section 2.4, the Purchase Price shall be adjusted as follows:

     (a) At least five Business Days before the Closing Date, the Seller shall prepare and deliver to the Buyer a statement (the "Estimated Closing Statement") setting forth an estimate as of the Closing Date of the "Closing WC" and "Closing TNE" (as hereinafter defined). The Purchase Price shall be increased by the amount reflected on the Estimated Closing Statement of (i) Closing WC minus
(ii) Closing TNE (the "Closing WC Amount").

     (b) "Closing WC" shall mean the amount by which, as of the Closing Date, the total amount of current assets of the Company and the Subsidiaries on a consolidated basis exceeds the total amount of current liabilities of the Company and the Subsidiaries on a consolidated basis, excluding all amounts owed to the Company or any Subsidiary by Aveta Health, Inc.

     (c) "Closing TNE" shall mean the sum of (i) One Million Dollars ($1,000,000.00), plus (ii) the amount required to be maintained by PMNI as of the Closing Date as its minimum tangible net equity pursuant to and calculated in accordance with Section 1300.76 of the regulations promulgated pursuant to the Knox-Keene Health Care Service Plan Act of 1975.

     (d) The Estimated Closing Statement to be delivered by Seller to Buyer hereunder shall (i) be made in good faith, (ii) include such information, work papers, methodology and assumptions as are reasonably necessary to assess the basis for the estimate, and (iii) be prepared in accordance with GAAP applied on a basis consistent with the accounting principles used in the preparation of the combined Audited Financial Statements for the year ended December 31, 2004 of PCI, NAMM California and NAMM Illinois (except for principles of GAAP to the effect that estimates included in financial statements are not updated to reflect current information).

     (e) In the event that Buyer shall dispute any item or calculation set forth in, or to be used in the preparation of, the Estimated Closing Statement, Buyer shall, by written notice delivered not less than two Business Days before the Closing Date, so notify Seller of such dispute and the basis therefor, in which event Buyer and Seller shall negotiate in good faith and attempt to agree upon the Estimated Closing Statement, and (i) if they are able to agree, the mutually agreed upon Estimated Closing Statement shall be the Estimated Closing Statement for purposes of Section 2.4(a) above and (ii) if they are unable to agree, then the Estimated Closing Statement as designated and delivered by Seller shall be the Estimated Closing Statement for purposes of Section 2.4(a) above. Notwithstanding the foregoing, neither any failure by Buyer to object to the Estimated Closing Statement nor any agreement by the parties as to the Estimated Closing Statement shall be deemed to be or construed as a waiver of any of party's rights with respect to the calculation or determination of the Adjustment Payment (as defined below).

     (f) Within 15 days following the end of the sixth month after Closing, the Buyer shall deliver to the Seller a statement (the "Statement of Actual WC") setting forth a recalculated (i) Closing WC and (ii) Closing TNE, adjusted to reflect actual accounting entries through the date of recalculation and actual amounts paid by the Company and the Subsidiaries through the date of such statement for medical claims. The Statement of Actual WC shall (i) be made in good faith, (ii) include such information, work papers, methodology and assumptions as are reasonably necessary to assess the basis for the Statement and (iii) be prepared in accordance with GAAP applied on a basis consistent with the accounting principles used in the preparation of the combined Audited Financial Statements for the year ended December 31, 2004 of PCI, NAMM California and NAMM Illinois (except for principles of GAAP to the effect that estimates included in financial statements are not updated to reflect current information).

     (g) If within 20 days after the Statement of Actual WC is delivered to the Seller, the Seller shall not have given written notice to the Buyer setting forth in detail any objections to the Statement of Actual WC, then such Statement shall be final and binding upon the parties. If within such 20-day period, the Seller shall give written notice to Buyer setting forth in detail any objections to such Statement, then Buyer and the Seller shall use reasonable efforts to reach agreement as to all such objections within the 20-day period following Buyer's receipt of such notice of objection. If the parties shall reach agreement on the objections of the Seller during such 20-day period, then the Statement of Actual WC, as so agreed to by the parties, shall be final and binding upon the parties.

     (h) If the parties are unable to reach agreement within such 20-day period, then the resolution of all unresolved matters shall be resolved by KPMG LLP, or if KPMG LLP is unwilling or unable perform such role, then another firm of independent certified public accountants of national reputation that is mutually acceptable to Buyer and the Seller (the "Reviewing Accountants"). In resolving any dispute, the Reviewing Accountants shall use the methodology of determining Closing WC and Closing TNE as provided herein, except that the actual amounts paid by the Company through the date that determination is made by the Reviewing Accountants shall be used. The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable. The determination of the Reviewing Accountants will be final and binding.

     (i) The Seller and the Buyer shall each pay one-half of the fees and expenses of the Reviewing Accountants and shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this
Section 2.4, including by furnishing such information and access to books, records (including, without limitation, subject to entering into customary agreements respecting such access, accountants work papers), personnel and properties as may be reasonably requested.

     (j) The fact that the dispute resolution procedures specified in this
Section 2.4 shall have been or may be invoked shall not excuse any party from performing its obligations under the Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

     (k) If the aggregate amount reflected on the Statement of Actual WC as the Closing WC Amount is greater than the aggregate amount reflected on the Estimated Closing Statement as the Closing WC Amount, the Buyer shall pay such difference to Seller by delivering immediately available funds equal to such difference within five (5) Business Days of the date the Statement of Actual WC is finally determined. If the aggregate amount reflected on the Statement of Actual WC as the Closing WC Amount is less than the aggregate amount reflected on the Estimated Closing Statement as the Closing WC Amount, the Seller shall pay such difference to the Buyer by delivering immediately available funds equal to such difference within five (5) Business Days of the date the Statement of Actual WC is finally determined (such payment, to or from the Buyer, the "Adjustment Payment").

     2.5 Intercompany Payables. Effective as of the Closing, all intercompany payables and other amounts owed or owing by the Seller to the Company or any Subsidiary shall be deemed released, discharged and satisfied in full, and the Company and the Subsidiaries shall execute and deliver to the Seller a full and complete release therefor.

     2.6 Release of Guarantees. At or prior to Closing, and as a condition precedent thereto for the benefit of Seller, Buyer shall deliver to Seller a full and complete release of any and all guarantees, sureties, indemnities and other similar instruments pursuant to which the Seller is or may become liable to any Person for amounts payable by or obligations of the Company or any Subsidiary.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     Except as set forth on the Seller's Disclosure Schedule attached hereto (the section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, it being understood that an item included in the Disclosure Schedule in reference to any Section or subsection of this
Article III shall be deemed to relate to each other Section or subsection of this Article III to the extent such relationship is reasonably apparent) and as updated on the Closing Date pursuant to Section 6.9, the Seller represents and warrants to Buyer as follows:

     3.1 Organization, Power and Good Standing. Each of the Seller, the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation. Except for the interest of the Company in the Subsidiaries, neither the Company nor any Subsidiary has an equity or other ownership interest in any other corporation, limited liability company, partnership, joint venture or other business entity or Person whatsoever. Each of the Company and the Subsidiaries has full corporate power and authority to own its properties and to carry on its business as it is now being conducted. Each of the Company and the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified or be in good standing would not have a Material Adverse Effect. The Seller has previously made available to Buyer copies of the certificate of incorporation and by-laws of each of the Company and the Subsidiaries and neither the Company nor any of the Subsidiaries is in default in the performance, observation or fulfillment of its obligations under such organizational documents.

     3.2 Due Authorization, Execution, Enforceability. The Seller has full power and authority to execute this Agreement and the Transaction Documents to which it is a party. The execution and delivery by the Seller of this Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been, and each of the other Transaction Documents to which the Seller is a party, when executed, will be, duly executed and delivered by the Seller and constitute the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) (collectively, the "Enforceability Exceptions").

     3.3 No Conflict; Third Party Consents. Except as set forth on the Seller's Disclosure Schedule, the execution and delivery of this Agreement do not, and the execution and delivery of the other Transaction Documents will not, and the consummation of the transactions contemplated herein and therein will not (with or without notice or lapse of time or both), (i) violate or conflict with the provisions of the Certificate of Incorporation or Bylaws of the Seller, the Company or any of the Subsidiaries, (ii) except as would not cause a Material Adverse

Effect, result in the imposition of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any of the Subsidiaries, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, any Company Material Contract, or (iii) except as would not cause a Material Adverse Effect, result in a breach or violation by the Seller, the Company or any of the Subsidiaries of any of the terms, conditions or provisions of any Law or Order. Except as set forth on Seller's Disclosure Schedule, no consent, approval or authorization of, or registration or filing with, any Person under any Material Contract is required in connection with the consummation of the transactions contemplated herein, except where the failure to obtain the same would not cause a Material Adverse Effect. In furtherance of the foregoing, except as set forth in Seller's Disclosure Schedule, there are no Company Material Contracts that contain a change of control provision or otherwise require consent or grant the right to terminate by reason of the transactions contemplated herein.

     3.4 Government Authorizations. Except where the failure will not cause a Material Adverse Effect, the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein do not and will not require, on the part of the Seller, the Company or any of the Subsidiaries, any Governmental Authorization or any filing with or notification to any Governmental or Regulatory Body except as required by the HSR Act or as set forth on Seller's Disclosure Schedule.

     3.5 Capitalization.

     (a) The authorized capital stock of the Company consists of one hundred
(100) shares of Company Stock, par value $0.01 per share, all of which shares are issued and outstanding and held of record by the Seller. All of the outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no securities, notes, bonds or other instruments convertible into or exchangeable for capital stock of all classes of the Company and there are no options, warrants or contracts to which the Company is party and there are no unsatisfied preemptive rights or other obligations relating to the issuance, sale or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act, other applicable securities laws or regulations or the Company's Articles of Incorporation or Bylaws.

     (b) Neither the Seller nor the Company is a party to any agreements or understandings with respect to the voting (including voting trusts and proxies), sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company.

     (c) The Seller has heretofore made available to Buyer true and complete copies of the Certificate of Incorporation and By-laws of the Company and the Subsidiaries. The minute books of each of the Company and the Subsidiaries have been made available to Buyer for its inspection. The stock books of each the Company and the Subsidiaries have been made available to Buyer for its inspection.

     3.6 Equity Interests. Except for the Company's ownership of the Subsidiaries, neither the Company nor any of the Subsidiaries owns, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any Person.

     3.7 Financial Information.

     (a) Seller's Disclosure Schedule includes (i) the unaudited balance sheet of the Company and the Subsidiaries on a consolidated basis as of May 31, 2005 ("Company Latest Balance Sheet"), and the related statement of income of the Company and the Subsidiaries on a consolidated basis for the five month period then ended (together with the Company Latest Balance Sheet, the "Company Unaudited Financial Statements") and (ii) the audited consolidated balance sheet of PrimeCare International, Inc., NAMM California, PMNI, NAMM Illinois and their subsidiaries as of December 31, 2004 and 2003, and the audited statements of income, changes in shareholders' equity and cash flow of the Company for the years then ended (the "Company Audited Financial Statements"). Except as set forth in Seller's Disclosure Schedule, the Company Financial Statements (i) fairly present (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments and to the absence of footnote disclosures, none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets or operations of the Company and the Subsidiaries taken as a whole) in all material respects the financial condition and results of operations, changes in shareholders' equity and cash flow of the Company at and as of the dates thereof and for the periods covered thereby, (ii) were compiled from books and records regularly maintained by management of the Company used to prepare the financial statements of the Company and the Subsidiaries, and (iii) were prepared in accordance with GAAP and SAP, consistently applied, and the accounting methods, standards, policies, practices, estimation methodologies, assumptions and procedures described therein or set forth in Seller's Disclosure Schedule (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments and to the absence of footnote disclosures, none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets or operations of the Company and the Subsidiaries taken as a whole and prepared as if the Company had acquired PrimeCare International, Inc., NAMM California, PMNI, NAMM Illinois and their subsidiaries on January 1, 2005).

     (b) The Company Unaudited Financial Statements include all material adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The statements of operations included in the Company Unaudited Financial Statements do not include any material item of special or non-recurring income, except as specifically identified therein.

     (c) Except as set forth in the Company Unaudited Financial Statements and in the Seller's Disclosure Schedule, each of the Company and the Subsidiaries has, and at the Closing shall have, no Liabilities required in accordance with GAAP or SAP to be reflected on the

Company Latest Balance Sheet other than (i) obligations pursuant to or in connection with this Agreement or the transactions contemplated hereby, (ii) Liabilities incurred in the Ordinary Course of Business since May 31, 2005 and
(iii) Liabilities for which the failure to pay or satisfy in accordance with its terms would not have a Material Adverse Effect. None of the Liabilities incurred by the Company since May 31, 2005 could reasonably be expected to have a Material Adverse Effect.

     3.8 Events Subsequent to Date of Company Latest Balance Sheet. Except as permitted by Section 6.2 or otherwise hereunder, or as consented to in writing by Buyer (and excluding the Reorganization and other transactions contemplated herein) or as would not have a Material Adverse Effect, since the date of the Company Latest Balance Sheet:

     (a) Each of the Company and the Subsidiaries has conducted its business in the Ordinary Course of Business;

     (b) Each of the Company and the Subsidiaries has not, except in the Ordinary Course of Business, sold, leased, transferred, or assigned any of its properties, rights or assets having a value in excess of two hundred fifty thousand dollars ($250,000), individually or one million dollars ($1,000,000) in the aggregate;

     (c) Each of the Company and the Subsidiaries has not, except in the Ordinary Course of Business, entered into any Contract, or agreed to any material modification, amendment or extension of any Contract, requiring or likely to require payments to or from the Company and the Subsidiaries in any one year of more than one million dollars ($1,000,000), individually or five million dollars ($5,000,000) in the aggregate;

     (d) Each of the Company and the Subsidiaries has not, except in the Ordinary Course of Business (i) entered into any agreement with any employee or consultant, including without limitation, any Contract relating to employment, compensation, benefits, termination, retention or severance, pursuant to which the Company or any Subsidiary is or may become obligated to pay annual wages or compensation in excess of two hundred fifty thousand dollars ($250,000) to any employee or consultant; or (ii) granted or announced any increase in the salaries, bonuses or other benefits payable by the Company and the Subsidiaries to any of its employees, other than pursuant to any plans, programs or agreements existing on the date hereof, or normal merit increases to non-executive officers of the Company or any of the Subsidiaries, in each case, consistent with the past practices or as a result of any legally-required changes;

     (e) Each of the Company and the Subsidiaries has not (i) made any material election with respect to Taxes of the Company which was not disclosed on an income Tax Return, (ii) agreed to an extension or waiver of the limitation period to any claim or assessment in respect of Taxes or (iii) filed any claim for a material Tax refund or amended any income or other Tax Return, in any material respect;

     (f) Each of the Company and the Subsidiaries has not made any loan or advance to any shareholder, officer, director, employee or consultant, other than advancements of expenses in the Ordinary Course of Business;

     (g) Each of the Company and the Subsidiaries has not made any redemption or other acquisition of any of its capital stock or made any declaration, setting aside or payment of any dividend or distribution of any kind with respect to any equity securities other than from a Subsidiary to the Company;

     (h) Each of the Company and the Subsidiaries has not made any material change to any accounting method or practice or any material change to any methods of reporting income, deductions or other items for tax purposes;

     (i) Each of the Company and the Subsidiaries has not had any cancellation or termination or received notice of cancellation or termination by a Company Material Provider, healthcare facility, customer or supplier of its relationship or a material part of its relationship with the Company or any of the Subsidiaries other than terminations or cancellations which individually or in the aggregate would not have a Material Adverse Effect;

     (j) Each of the Company and the Subsidiaries has not materially amended its certificate of incorporation or bylaws;

     (k) Each of the Company and the Subsidiaries has not reclassified, combined, split, or subdivided any outstanding shares of its capital stock or securities carrying the right to acquire or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock;

     (l) Each of the Company and the Subsidiaries has not acquired stock or other securities or all or any portion of the business of any Person;

     (m) Each of the Company and the Subsidiaries has not acquired the assets of any Person, except acquisitions of assets in the Ordinary Course of Business or otherwise not in excess of $250,000 in the aggregate;

     (n) Each of the Company and the Subsidiaries has not incurred any indebtedness for borrowed money in excess of $500,000 in the aggregate;

     (o) Each of the Company and the Subsidiaries has not merged or consolidated with any corporation or other entity or acquired any capital stock of any Person, or consummated any business combination transaction, in each case, whether in a single transaction or series of related transactions;

     (p) Each of the Company and the Subsidiaries has not created, assumed or suffered to be incurred any Lien of any kind on any of its properties or assets, other than Permitted Liens and other Liens having a value, in the aggregate, not in excess of $500,000; and

     (q) Each of the Company and the Subsidiaries has not committed to do any of the foregoing.

     3.9 Accounts Receivable. All Accounts Receivable of the Company and the Subsidiaries that are reflected on the Company Latest Balance Sheet represent, as of such date, valid receivables and were incurred in the Ordinary Course of Business for bona fide transactions.

     3.10 Material Contracts. Seller's Disclosure Schedule sets forth a list, as of June 30, 2005, of each of the following Contracts (collectively, the "Company Material Contracts"):

     (a) Contracts for the future acquisition or sale of any assets involving two hundred fifty thousand dollars ($250,000), individually or one million dollars ($1,000,000) in the aggregate, in the case of any related series of Contracts;

     (b) Contracts relating to joint ventures or partnerships;

     (c) Contracts (other than Contracts with physicians, hospitals, and other healthcare providers or otherwise arising in the Ordinary Course of Business) calling for future aggregate purchase prices or payments to or from the Company in any one year of more than two hundred fifty thousand dollars ($250,000), individually or one million dollars ($1,000,000) in the aggregate, in the case of any related series of Contracts;

     (d) Contracts containing covenants of the Company or any of the Subsidiaries prohibiting or materially limiting the operation or conduct of the Business or the right to compete in any line of business or prohibiting or restricting its ability to conduct business with any Person or in any geographical area, in each case, if such covenants would cause a Material Adverse Effect;

     (e) Contracts relating to the future acquisition by the Company or any of the Subsidiaries of any operating business, the capital stock of any other Person or any other assets or property (real or personal) for a purchase price of more than two hundred fifty thousand dollars ($250,000), individually or one million dollars ($1,000,000) in the aggregate, in the case of any related series of Contracts;

     (f) Contracts requiring the future payment by or to the Company or any of the Subsidiaries of a royalty, "finders' fee," brokerage commission, override or similar commission or fee of more than two hundred fifty thousand dollars ($250,000), individually or one million dollars ($1,000,000) in the aggregate in any one year (except for payments made in the Ordinary Course of Business);

     (g) All collective bargaining agreements and all Contracts relating to employment, compensation, benefits, termination, retention or severance (other than standard employee manuals and the like) pursuant to which the Company or any Subsidiary is obligated to pay wages or compensation to any individual in excess of two hundred fifty thousand dollars ($250,000);

     (h) Contracts relating to the creation of Liens (other than the Permitted Liens) or the guarantee of the payment of liabilities or performance of obligations of any other Person by the Company or any of the Subsidiaries other than in the Ordinary Course of Business;

     (i) Contracts pursuant to which any Person has been granted by the Company or any of the Subsidiaries the right to use or purchase any Tangible Property or Intellectual Property and involving the future payment of amounts in excess of two hundred fifty thousand dollars ($250,000), individually or one million dollars ($1,000,000) in the aggregate in any year other than in the Ordinary Course of Business;

     (j) Contracts pursuant to which any Person has granted to the Company or any of the Subsidiaries the right to use or purchase any Tangible Property or Intellectual Property and involving the future payment of amounts in excess of two hundred fifty thousand dollars ($250,000), individually or one million dollars ($ 1,000,000) in the aggregate in any year other than in the Ordinary Course of Business;

     (k) any stock option agreement, restricted stock agreement, phantom stock agreement, stock appreciation rights or similar agreement, arrangement or understanding;

     (l) all Contracts between the Seller and the Company or any of the Subsidiaries; and

     (m) any other material Contract not entered into in the Ordinary Course of Business.

     The Seller has made available to Buyer true, correct and complete copies of all of the Company Material Contracts. With respect to each Company Material
Contract: (i) such Company Material Contract is legal, valid, binding and enforceable in all material respects (except as such enforcement may be limited by the Enforceability Exceptions), and in full force and effect with respect to the Company or Subsidiary party thereto and, to the Knowledge of the Seller, each other party thereto; (ii) the Company or Subsidiary party thereto is not in breach or material default thereunder, except in immaterial respects that, in no event would give rise to a right of termination; and (iii) to the Knowledge of the Seller, no other party thereto is in breach or default thereof.

     3.11 Real Property and Tangible Personal Property.

     (a) Seller's Disclosure Schedule lists all of the Real Property owned in fee or leased by the Company or any of the Subsidiaries. Seller's Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all Contracts pursuant to which the Company occupies or uses such Real Property. The Seller has made available to Buyer true, correct and complete copies of all such Contracts.

     (b) The Company and the Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its material assets, free and clear of any Liens, other than Permitted Liens.

     3.12 Intellectual Property.

     (a) Except as listed on Seller's Disclosure Schedule, the Company and/or the Subsidiaries is the owner of or has the license or right to use, all of the material copyrights, patents, trade secrets, trademarks and other proprietary rights currently necessary for and utilized in its operations or under development by or on behalf of the Company and the Subsidiaries (collectively, the "Company Material Intellectual Property").

     (b) To the Knowledge of the Seller, none of the Company Material Intellectual Property infringes upon or conflicts with the rights of any other Person. Within the last 12 months, none of the Company and the Subsidiaries has received notice that any Person claims such infringement or conflict or claims any ownership interest in any of the Company Material Intellectual Property.

     3.13 Tax Matters.

     (a) The Company and the Subsidiaries has or will have timely filed with the appropriate Taxing Authority (taking into account all available extensions) all Tax Returns concerning material Taxes applicable to it that are required to be filed by applicable Law in all jurisdictions in which such Tax Returns are required to be filed prior to the date hereof or the Closing Date, as the case may be, and all such Tax Returns were or will be true, accurate and complete in all material respects, and all Taxes shown as due on such Tax Returns have been paid in full or have been reserved for on the Company Financial
Statements.

     (b) There are no material Liens with respect to any Taxes upon any material assets of the Company and the Subsidiaries, other than (i) Taxes, the payment of which is not yet due, or (ii) Taxes or charges being contested in good faith by appropriate proceedings.

     (c) None of the Tax Returns of the Company and the Subsidiaries are currently the subject of audit by any Taxing Authority and, to the Knowledge of the Seller, there are no threatened audits, examinations, investigations, appeals, litigation or other proceedings with respect to Taxes of the Company and the Subsidiaries.

     (d) None of the Company and the Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and the Subsidiaries is not a party to or bound by any tax allocation or sharing agreement. Except as set forth in the Seller's Disclosure Schedule, none of the Company and the Subsidiaries (i) has been a member of an affiliated group filing a consolidated income tax return or (ii) has any liability for the Taxes of any person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, state, local, or foreign law), as a transferee or successor, by contract, or otherwise. No written claim has ever been made by a Taxing Authority in a jurisdiction where the Company and the Subsidiaries does not file Returns that the Company and the Subsidiaries is or may be subject to taxation by that jurisdiction, and the Company and the Subsidiaries has not received any notice, or request for information, from any such Taxing Authority.

     (e) With respect to periods or portions thereof ending on or prior to the Closing Date, the Company and the Subsidiaries has complied (and until the Closing will comply) with all applicable laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code and similar provisions under any other laws) and, within the time and in the manner prescribed by law, has withheld from wages, fees and other payments and paid over to the proper governmental or regulatory authorities all amounts required, except where the failure to do so would not have a Material Adverse Effect.

     (f) No waivers of statutes of limitations in respect of Taxes have been given or requested in writing with respect to the Company and the Subsidiaries.

     (g) None of the assets of the Company and the Subsidiaries (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (ii) is property which is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

     3.14 Litigation. Except as set forth on Seller's Disclosure Schedule or arising in the Ordinary Course of Business and for which there is adequate insurance coverage available (subject to applicable retentions): (a) there is no Action or Proceeding pending or, to the Knowledge of the Seller, threatened against the Company and the Subsidiaries or any of its properties, assets, licenses or Medicare or Medicaid contracts or provider agreements, or any director, manager, officer or employee of the Company and the Subsidiaries, in his or her capacity as such; and (b) there is no Order to which the Company and the Subsidiaries is subject for which the failure to comply would have a Material Adverse Effect. This Section 3.14 shall not apply to matters under Environmental Law, which are exclusively the subject of Section 3.18.

     3.15 Employees. Seller's Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of the names of each Business Employee whose annual salary exceeds $250,000.

     3.16 Employee and Labor Relations. Except as set forth on Seller's Disclosure Schedule:

     (a) The Company and the Subsidiaries is not a party to any collective bargaining agreement with respect to any current or former employee of the Company and the Subsidiaries.

     (b) The Company and the Subsidiaries has complied in all material respects with all Laws relating to employment, employment practices and wages and hours, except where the failure to comply would not have a Material Adverse Effect;

     (c) There has not been pending or existing during the one year period preceding the date of this Agreement any strike, slowdown, work stoppage or lockout involving the Company and the Subsidiaries;

     (d) There is no unfair labor practice charge or complaint against the Company and the Subsidiaries currently pending before the National Labor Relations Board or similar governmental agency within or outside of the United States, and no such charge or complaint has been made against the Company during the one year period preceding the date of this Agreement;

     (e) No application or petition for an election of or for certification of a collective bargaining agent relating to the Company and the Subsidiaries is pending; and

     (f) There has been no charge of discrimination filed against the Company and the Subsidiaries with the Equal Employment Opportunity Commission or similar Governmental or Regulatory Body during the one year period preceding the date of this Agreement.

     3.17 Company Benefit Plans.

     (a) Seller's Disclosure Schedule sets forth a true, correct and complete list of all Company Benefit Plans. The Company has made available to Buyer complete and accurate copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a brief description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to any Company Benefit Plan (if any such report was required) and
(iii) each trust agreement and group annuity contract relating to any Company Benefit Plan.

     (b) There has been no prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code (for which a statutory, regulatory, individual or class exemption does not exist), with respect to any of the Company Benefit Plans; and each Company Benefit Plan has been administered in material compliance with its terms and the applicable provisions of ERISA and all other applicable Laws. Neither the Company nor any entity that is treated with the Company as a single employer under Section 414 of the Code ("Company ERISA Affiliate") maintains or contributes to any Company Benefit Plan that is subject to the provisions of Title IV of ERISA. Neither the Company nor any Company ERISA Affiliate has any unsatisfied material liability under the Code, ERISA or any other law in respect of any Company Benefit Plan (except for liabilities to pay contributions and/or benefits in the normal course of plan operation). Each Company Benefit Plan that is an employee pension plan that is intended to be qualified under Section 401(a) of the Code is subject to a determination letter from the Internal Revenue Service stating it is so qualified and the Seller has no Knowledge of facts that would be reasonably likely to cause revocation of such letter. There are no material pending or, to the Knowledge of the Seller, threatened claims, suits or arbitrations involving any Company Benefit Plan except any routine claim for benefits under a Company Benefit Plan.

     (c) No manager, officer or employee of the Company and the Subsidiaries will be entitled to any additional economic benefit (including, without limitation, the acceleration of the time of payment or vesting of any economic benefit) as a result of the consummation of the transactions contemplated by this Agreement.

     (d) None of the Company and the Subsidiaries is a party to any Contract that, individually or in the aggregate, or when taken together with any payment that may be made under this Agreement or any agreements contemplated by this Agreement, could give rise to the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

     (e) Neither the Company nor any Company ERISA Affiliate has incurred (i) any liability under Title IV of ERISA, (ii) any liability under Section 412 of the Code, (iii) any material liability as a result of the failure to comply with the requirements of COBRA; or (iv) any material liability under Title I of ERISA for failure to comply with the requirements of law or breach of fiduciary duty.

     (f) The Company and the Subsidiaries has paid in full all amounts that are required under the terms of each Company Benefit Plan or funding arrangement to have been paid as of the date of this Agreement. The Company and the Subsidiaries have accrued all liabilities with respect to each employee or former employee in each Company Benefit Plan in accordance with GAAP.

     (g) The Company and the Subsidiaries and each Company Benefit Plan have properly classified individuals providing services to the Company and the Subsidiaries as independent contractors, leased employees or employees, as the case may be.

     (h) No Company Benefit Plan provides benefits to any non-U.S. employees.

     3.18 Environmental Matters.

     (a) To the Knowledge of the Seller, the Company and the Subsidiaries is in compliance with all applicable Environmental Laws, except where the failure to comply would not have a Material Adverse Effect;

     (b) During the past three (3) year period, the Company and the Subsidiaries have not received any Environmental Claim that relates in any way to any Hazardous Materials stored or disposed on, in, under or from, or generated by or derived or transported from, any of the Real Property of the Company and the Subsidiaries which is presently outstanding and unresolved;

     (c) The Company and the Subsidiaries have all Governmental Authorizations required for the conduct of their respective businesses under applicable Environmental Laws, and the Company and the Subsidiaries are in compliance with all such Governmental Authorizations, except, in each case, where the failure to do so would not have a Material Adverse Effect;

     (d) None of Company and the Subsidiaries is a party to, or subject to the terms of, any Order that imposes a material liability or obligation under any Environmental Law;

     The representations in this Section 3.18 are the sole and exclusive representations of the Seller with respect to all matters arising under or relating to any Environmental Law.

     3.19 Compliance with Law.

     (a) Except as set forth on Seller's Disclosure Schedule, the Company and the Subsidiaries are not in violation in any material respect of any Law or Order to which it is subject, except for violations which will not cause a Material Adverse Effect.

     (b) The Company and the Subsidiaries possess all Governmental Authorizations necessary to carry on the business and operations of the Company and the Subsidiaries as presently conducted, except for such Governmental Authorizations for which the failure to possess will not have a Material Adverse Effect. All such Governmental Authorizations have been legally obtained, have been maintained by the Company, are valid and in full force and are listed in Seller's Disclosure Schedule. The Company and the Subsidiaries have not received any notice, written or verbal that any of such Governmental Authorizations will be cancelled, withdrawn or not renewed at expiration. The execution, delivery and consummation of the transactions contemplated under this Agreement will not result in any revocation or termination of any such Governmental Authorizations.

     This Section 3.19 shall not apply to matters under Environmental Law or government healthcare matters, which are exclusively the subject of Sections
3.18 and 3.20, respectively.

     3.20 Government Healthcare Matters.

     (a) Seller's Disclosure Schedule contains a true and complete list of each material Contract, including all material amendments, with CMS, or any other Governmental or Regulatory Body to which the Company and the Subsidiaries is a party. Each of the Company and the Subsidiaries (i) is in compliance with all such Contracts, (ii) is not in breach or default of such Contracts and (iii) is currently meeting all conditions of participation for any and all of its operations, in each such case other than any non-compliance, breach, default or failure to meet such conditions which the Company reasonably expects would not result in the termination of such Contract or, with respect to each such Contract, the imposition of a fine or corrective action which would require expenditures in excess of $100,000 in any instance or $250,000 in the aggregate.

     (b) Seller's Disclosure Schedule contains (i) a list of the dates of all surveys performed by any Governmental or Regulatory Body to which the Company and the Subsidiaries was a party at any time since January 1, 2005, and any deficiencies for which a plan of correction was required and (ii) a list of all notices of material noncompliance, requests for material remedial action, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Governmental or Regulatory Body or as a result of the Company and the Subsidiaries' participation in the Medicare or Medicaid programs at any time since January 1, 2005. The Company and the Subsidiaries have prepared and submitted timely all corrective action plans required to be prepared and submitted in response to any survey and has implemented or will timely implement all of the corrective actions described in such corrective action plans.

     (c) Seller's Disclosure Schedule sets forth a true, accurate and complete list of all reports regarding all Agency Audits since January 1, 2005. Except as set forth in Seller's Disclosure Schedule, the Seller has no Knowledge, nor has it been notified of, that the Company and the Subsidiaries it is currently subject to any, ongoing Agency Audits.

     (d) The Company and the Subsidiaries have not materially violated, and are not in material violation of, the Medicare provisions of the Social Security Act. The Company and the Subsidiaries have not violated, and are not in violation of, the anti-kickback provisions of the Social Security Act, the Stark anti-referral provisions of the Social Security Act, the False Claims Act, or the Civil Monetary Penalty Law of the Social Security Act, or similar state or state laws or applicable record keeping, inventory and other requirements and regulations. Neither the Company and the Subsidiaries nor the Seller is party to a Corporate Integrity Agreement, consent order, consent decree or other settlement agreement with any Governmental or Regulatory Body.

     (e) The Company and the Subsidiaries are each a Covered Entity, as such terms are defined in the Federal Privacy Regulations. The Company and the Subsidiaries are substantially in compliance with and have not materially violated any currently applicable provisions of the administrative simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. Sections 1320d through d-8 (collectively, "HIPAA"), any currently applicable provisions of the regulations contained in 45 C.F.R. Parts 160 and 164, as amended (collectively, the "Federal Privacy Regulations"), and any currently applicable provisions of the regulations contained in 45 C.F.R. Parts 160 and 162, as amended (collectively, the "Federal Transaction Regulations"), and in each instance, the Company and the Subsidiaries have taken commercially reasonable steps as of the date hereof to be in compliance with HIPAA and the Federal Privacy Regulations on and after April 14, 2003.

     The representations in this Section 3.20 are the sole and exclusive representations of the Seller with respect to all matters arising under or relating to any government healthcare matter.

     3.21 Insurance. Seller's Disclosure Schedule contains a true and complete list of all liability, property, workers' compensation, directors' and officers' liability, fidelity bond, reinsurance, medical malpractice and other insurance policies currently in effect that insure the business, operations or employees of the Company and the Subsidiaries. Each policy listed in Seller's Disclosure
Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid and the Company has not received any notice of cancellation or termination in respect of any such policy. There are no material pending claims with respect to the Company and the Subsidiaries or their properties or assets under any such insurance policy. To the Knowledge of the Seller, the consummation of the transactions contemplated hereunder will not give rise to a right of termination of any such policy by the insurance company issuing the same prior to the expiration of the term of such policy.

     3.22 Brokers. Except as set forth in Seller's Disclosure Schedule, no Person has any valid claim against the Company for a finder's fee, brokerage commission or similar payment in connection with the transactions contemplated in this Agreement.

     3.23 Transactions with Related Parties. Except as set forth in Seller's Disclosure Schedule or as arising in the Ordinary Course of Business and on arm's length terms or (i) employment relationships between the Company and the Subsidiaries and their employees and (ii) remuneration by the Company and the Subsidiaries for services rendered as a director, officer, employee or manager, since January 1, 2005, the Company and the Subsidiaries have not purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to any of its agents, representatives, shareholders, employees, officers or directors or to any Person related thereto by birth, marriage or economic relationship.

     3.24 Absence of Certain Business Practices. Neither the Company and the Subsidiaries the Seller, nor to the Knowledge of the Seller, any Person acting for or on behalf of any of them, has directly or indirectly (a) made any contribution or gift, which contribution or gift is in violation of any applicable Law; (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of the Company and the Subsidiaries or any Affiliate of the Company, or
(iv) in violation of any Law; (c) established or maintained any fund or asset that has not been properly recorded in the books and records of the Company and the Subsidiaries or made any false or fictitious entries on the books and records of the Company and the Subsidiaries, or (d) offered, paid, solicited or received any remuneration in violation of any federal or state program, including the Medicare and Medicaid Patient and Program Protection Act of 1987, the Medicare and Medicaid Anti-Kickback Act, as amended, the Federal False Claims Act, similar state or state laws or state, state or Federal Laws limiting certain physician referrals.

     3.25 Providers. The Seller has previously made available to Buyer true and correct copies of Contracts (the "Company Material Provider Agreements") with the Company and the Subsidiaries and its 20 largest physician, physician group, or hospital or other healthcare facility providers on the basis of revenues for the twelve months ended December 31, 2004 (the "Company Material Providers"). The Company and the Subsidiaries have not received written notice in the past ninety (90) days, and to the Knowledge of the Seller there is no reason to believe, that any Company Material Provider intends to terminate a Company Material Provider Agreement or cancel its relationship with the Company and the Subsidiaries. The Company and the Subsidiaries are not in violation of any of the material terms or conditions of any Company Material Provider Agreement, other than violations which, individually or in the aggregate, could not reasonably be expected to result in the termination of such Company Material Provider Agreement.

     3.26 Disclosure. No representation or warranty contained in this Article III contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as set forth on the Buyer's Disclosure Schedule attached hereto (the section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, it being understood that an item included on Buyer's Disclosure Schedule referenced in any Section or subsection of this
Article IV shall be deemed to relate to each other Section or subsection of this
Article IV to the extent such relationship is reasonably apparent) and as updated on the Closing Date pursuant to Section 6.9, Buyer represents and warrants to the Seller as follows:

     4.1 Organization, Power and Good Standing. Buyer is a limited liability company, and MMM is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and the commonwealth of Puerto Rico, respectively. Buyer has full limited liability company power, and MMM has full corporate power, and authority to own its properties and to carry on its business as it is now being conducted. Buyer and MM are duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of the business done or the property owned, leased or operated by it requires such qualification, except where the failure to be so qualified or be in good standing would not have a Material Adverse Effect. The Buyer has previously made available to Buyer a copy of the Buyer's Operating Agreement and the Buyer is not in default in the performance, observation or fulfillment of its obligations under such organizational document.

     4.2 Due Authorization, Execution, Enforceability. The Buyer has full power and authority to execute this Agreement and the Transaction Documents to which it is a party. The execution and delivery by the Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by it of the transactions contemplated herein and therein have been duly and validly authorized by all necessary limited liability company action on the part of the Buyer. This Agreement has been, and each of the other Transaction Documents to which the Buyer is a party, when executed, will be, duly executed and delivered by the Buyer and constitute the legal, valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms, except as such enforcement may be limited by the Enforceability Exceptions.

     4.3 No Conflict; Third Party Consents. Except as set forth on the Buyer's Disclosure Schedule, the execution and delivery of this Agreement do not, and the execution and delivery of the other Transaction Documents will not, and the consummation of the transactions contemplated herein and therein will not (with or without notice or lapse of time or both), (i) violate or conflict with the provisions of the Operating Agreement of the Buyer, (ii) except as would not cause a Material Adverse Effect, result in the imposition of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Buyer, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, any Buyer Material Contract, or (iii) except as would not cause a Material Adverse Effect, result in a breach or violation by the Buyer of any of the terms, conditions or provisions of any Law or Order. Except as set forth on Buyer's Disclosure Schedule, no consent, approval or authorization of, or registration or filing with, any Person under any Material Contract is required in connection with the consummation of the transactions contemplated herein, except where the failure to obtain the same would not cause a Material Adverse Effect.

     4.4 Government Authorizations. Except where the failure will not cause a Material Adverse Effect, the execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated herein and therein do not and will not require, on the part of the Buyer, the Buyer, any Governmental Authorization or any filing with or notification to any Governmental or Regulatory Body except as required by the HSR Act or as set forth on Buyer's Disclosure Schedule.

     4.5 Litigation. Except as set forth on Buyer's Disclosure Schedule or arising in the Ordinary Course of Business and for which there is adequate insurance coverage available (subject to applicable retentions): (a) there is no Action or Proceeding pending or, to the Knowledge of the Buyer, threatened against Buyer, MMM or any of its properties, assets, licenses or Medicare or Medicaid contracts or provider agreements, or any director, manager, officer or employee of Buyer or MMM, in his or her capacity as such; and (b) there is no Order to which Buyer is subject for which the failure to comply would have a Material Adverse Effect.

     4.6 Brokers. Except as set forth in Buyer's Disclosure Schedule, no Person has any valid claim against the Buyer for a finder's fee, brokerage commission or similar payment in connection with the transactions contemplated in this Agreement.

     4.7 Disclosure. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

     4.8 Investment Representations.

     (a) The Buyer is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act (an "Accredited Investor");

     (b) The Buyer has such knowledge, skill and experience in financial, investment and business matters to be capable of evaluating the merits and risks of the purchase of the shares of Company Stock and to make an informed decision relating thereto and to protect its own interests in connection with the transactions contemplated hereby;

     (c) The Buyer will acquire its interest in the Shares for its own account, for investment purposes only and not with an intent or view towards the further sale or distribution thereof within the meaning of the Securities Act in any transaction that would violate the registration requirements of the securities laws of the U.S. or of any state or jurisdiction, including any foreign jurisdiction or state of the United States;

     (d) The Buyer is aware that the Shares have not been registered under the Securities Act and that the Shares may not be transferred, sold, assigned, hypothecated or otherwise disposed of by the owner thereof unless such transaction is the subject of a registration statement filed with and declared effective under the Securities Act or unless an exemption from the registration requirements under the Securities Act is available. The Buyer hereby represents and warrants and hereby agrees that all offers and sales of the Shares or any portion thereof or interest therein owned by the Buyer shall be made only pursuant to such registration or to an exemption from registration;

     (e) The Buyer acknowledges that the purchase or acquisition of its interest in the Shares involves a high degree of risk;

     (f) The Buyer understands that the Shares are being offered, exchanged and sold pursuant to this Agreement in reliance on exemptions from the registration requirements of the Securities Act and state securities laws, and that the Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the applicability of such exemptions and the suitability of the Buyer to acquire its interest in the Shares; and

     (g) In evaluating its investment, the Buyer has consulted its own investment and/or legal and/or tax advisors.

     4.9 Independent Investigation; Access. The Buyer acknowledges that, in making the decision to purchase the Shares and to acquire its ownership interest in the Company, it has relied upon independent investigations made by it and has been given access and the opportunity to examine contracts and documents and an opportunity to ask questions of and to receive answers from Seller concerning the Company and the Subsidiaries, and the terms and conditions of such securities. The Buyer and its advisors, if any, have been furnished with access to all available materials relating to the business, finances and operations of the Company and the Subsidiaries which have been requested. The Buyer and its advisors, if any, have received answers to all such inquiries. Except as set forth in this Agreement and the other Transaction Documents, the Seller has not made any representation or warranty to the Buyer on which it has relied to enter into this Agreement and to consummate the transactions contemplated hereby.

     4.10 No Government Recommendation or Approval. The Buyer understands that no federal or state agency has passed on or made or will pass on or make any recommendation or endorsement of the Shares or any finding or determination concerning the fairness or advisability of an investment in such securities.

                                    ARTICLE V
               CONDITION PRECEDENT TO CLOSING/CLOSING DELIVERIES

     5.1 Conditions Precedent to the Obligations of Buyer and Closing Deliveries of Buyer.

     (a) The obligations of Buyer to enter into and complete the Closing hereunder are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer:

     (i) The representations and warranties of the Seller made in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date, as though made on such date, except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct in all material respects as of such date; provided that this condition to Closing shall be deemed satisfied if the Seller has breached a representation or warranty as a consequence of the occurrence after the date hereof of any fact, event or circumstance inconsistent with such representation or warranty contained in
Article III, which individually or together with all other facts, events or circumstances arising after the date hereof and inconsistent with any representation or warranty contained in Article III, has not had, or would not reasonably be expected to result in, a Material Adverse Effect and would not cause the transactions contemplated herein to violate any Law or Order. The Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller at or prior to the Closing. The Seller shall have delivered to Buyer a certificate, dated the Closing Date, and signed on its behalf by its Chief Executive Officer and Chief Financial Officer confirming the matters set forth in the two preceding sentences with respect to itself.

     (ii) All approvals and consents shall have been obtained under the HSR Act in accordance with Section 6.5, or all waiting periods (and any extension thereof) under the HSR Act applicable to the transactions contemplated herein shall have expired or shall have been terminated.

     (iii) As of the Closing Date, no action, suit or proceeding shall be pending wherein an unfavorable judgment, decree or order would (a) have the effect of preventing, materially delaying, making illegal, imposing material limitations or conditions on or otherwise materially interfering with the performance of this Agreement or the consummation of any of the transactions contemplated hereby, or (b) declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

     (iv) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental or Regulatory Body prohibiting or preventing the transactions contemplated by this Agreement shall be in effect.

     (v) All approvals and actions of or by, and all notices to, all Governmental or Regulatory Bodies which are necessary to consummate the transactions contemplated herein shall have been obtained or taken place, other than such approvals, actions and notices if the failure to obtain the same, individually or in the aggregate, would not have a Material Adverse Effect.

     (vi) Any and all consents, waivers, approvals, authorizations and notices from Persons other than a Governmental or Regulatory Body which are necessary to consummate the transactions contemplated herein shall have been obtained or delivered, except any such consents, waivers, approvals, authorizations and notices if the failure to obtain the same, individually or in the aggregate, would not have a Material Adverse Effect; provided, however, that the consents, waivers, approvals, authorizations and notices set forth on Seller's Disclosure Schedule under the heading "Not Required" need not be obtained prior to the Closing and the consents, waivers, approvals, authorizations and notices set forth on Seller's Disclosure Schedule under the heading "Required" shall be obtained prior to Closing in any event and without qualification.

     (vii) All corporate proceedings of the Seller required for the consummation of the transactions contemplated herein, including the Reorganization, and all documents and instruments required therefore shall be reasonably satisfactory in form and substance to Buyer and Buyer shall have received from the Company all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

     (viii) Seller shall have effected the Reorganization in a manner reasonably satisfactory to the Buyer and the Company shall be the holder of all of the issued and outstanding shares of capital stock of the Subsidiaries.

     (ix) The deliveries set forth in Section 5.2(b) shall have been made by the Seller.

     (b) At or prior to Closing, Buyer shall deliver to the Seller or such other Person as specified below the following:

     (i) Evidence reasonably satisfactory to Seller that (1) a financial institution reasonably satisfactory to Seller is holding immediately available United States federal funds in the appropriate amount of the Purchase Price as contemplated by Sections 2.3 and 2.4 hereof, (2) Buyer has irrevocably instructed such financial institution to wire transfer said Purchase Price to an account designated by Seller as provided in Section 2.3 hereof and (3) said financial institution has acknowledged its unconditional agreement to comply with such instruction.

     (ii) Good standing certificate for the Buyer, dated no earlier than ten
(10) days before the Closing Date, from the applicable jurisdiction of incorporation, formation or organization, as the case may be.

     (iii) Certified copies of the certificate of incorporation, organization or formation, as the case may be, and each amendment thereto, of Buyer, from the appropriate Governmental or

Regulatory Body of its jurisdiction of incorporation, formation or organization, as the case may be.

     (iv) The legal opinion of counsel to Buyer in the form attached as Exhibit
A.

     (v) Copies of the resolutions duly adopted by the Board of Directors (or comparable body) of Buyer authorizing Buyer to execute, deliver and perform this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, certified by an officer of Buyer as in full force and effect, without modification or rescission, on and as of the Closing Date.

     (vi) Certificate of the Secretary of Buyer as to the incumbency and signatures of the officers of such entities executing this Agreement and the Transaction Documents.

     (vii) All other agreements, certificates, instruments, certifications and documents contemplated by this Agreement or reasonably requested by the Company in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

     5.2 Conditions Precedent to the Obligations of the Seller/Closing Deliveries of the Seller.

     (a) The obligations of the Seller to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by the Seller:

     (i) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement on and as of the Closing Date, as though made on such date, except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date; provided that this condition to Closing shall be deemed satisfied if Buyer has breached a representation or warranty as a consequence of the occurrence after the date hereof of any fact, event or circumstance inconsistent with such representation or warranty contained in
Article IV which individually or together with all other facts, events or circumstances arising after the date hereof and inconsistent with any representation or warranty contained in Article IV, has not had, or would not reasonably be expected to result in, a Material Adverse Effect and would not cause the transactions contemplated herein to violate any Law or Order. Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing. Buyer shall have delivered to the Seller a certificate, dated the Closing Date, and signed by an authorized officer of Buyer confirming the matters set forth in the two preceding sentences with respect to Buyer.

     (ii) All approvals and consents shall have been obtained under the HSR Act in accordance with Section 6.5 or all waiting periods (and any extension thereof) under the HSR Act applicable to the transactions contemplated herein shall have expired or shall have been terminated.

     (iii) As of the Closing Date, no action, suit or proceeding shall be pending wherein an unfavorable judgment, decree or order would (a) have the effect of preventing, materially delaying, making illegal, imposing material limitations or conditions on or otherwise materially interfering with the performance of this Agreement or the consummation of any of the transactions contemplated hereby, or (b) declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.

     (iv) No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any Governmental or Regulatory Body prohibiting or preventing the transactions contemplated by this Agreement shall be in effect.

     (v) All approvals and actions of or by, and all notices to, all Governmental or Regulatory Bodies which are necessary to consummate the transactions contemplated herein shall have been obtained or taken place, other than such approvals, actions and notices if the failure to obtain the same, individually or in the aggregate, would not have a Material Adverse Effect.

     (vi) Any and all consents, waivers, approvals, authorizations and notices from Persons other than a Governmental or Regulatory Body which are necessary to consummate the transactions contemplated herein shall have been obtained or delivered, except any such consents, waivers, approvals, authorizations and notices if the failure to obtain the same, individually or in the aggregate, would not have a Material Adverse Effect; provided, however, that the consents, waivers, approvals, authorizations and notices listed on Buyer's Disclosure Schedule under the heading "Not Required" need not be obtained prior to the Closing and the consents, waivers, approvals, authorizations and notes listed on Buyer's Disclosure Schedule under the heading "Required" shall be obtained prior to Closing in any event and without qualification.

     (vii) Buyer each shall have executed and delivered each of the Transaction Documents to which it is a party.

     (viii) All corporate proceedings of Buyer required for the consummation of the transactions contemplated herein and all documents and instruments required therefore shall be reasonably satisfactory in form and substance to the Seller and the Seller shall have received from Buyer all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

     (ix) The deliveries set forth in Section 5.1(b) shall have been made by Buyer.

     (x) The Company and the Subsidiaries shall have executed and delivered to the Seller a full and complete release of all intercompany payables and other amounts owed or owing by the Seller to the Company or any Subsidiary.

     (xi) Buyer shall have delivered to Seller a full and complete release of any and all guarantees, sureties, indemnities and other similar instruments pursuant to which the Seller is or may become liable to any Person for amounts payable by or obligations of the Company or any Subsidiary.

     (b) At or prior to Closing, the Seller shall deliver to Buyer the following:

     (i) A good standing certificate for the Seller dated no earlier than ten
(10) days before the Closing Date, from the applicable Governmental or Regulatory of the state of Tennessee.

     (ii) A certified copy of the certificate of incorporation, organization or formation, as the case may be, and each amendment thereto, of the Seller, from its jurisdiction of incorporation, formation or organization, as the case may be.

     (iii) Copies of the resolutions duly adopted by the Board of Directors of Seller authorizing the Seller to execute, deliver and perform this Agreement and Transaction Documents and to consummate the transactions contemplated herein contemplated hereby and thereby, certified by the Secretary of the Seller, as in full force and effect, without modification or rescission, on and as of the Closing Date.

     (iv) Certificates of the Secretary (or another authorized signatory) of the Seller as to the incumbency and signatures of the officers of the Seller executing this Agreement and the Transaction Documents.

     (v) A stock certificate evidencing the Shares, together with a stock power, duly executed in blank;

     (vi) The minute books, equity transfer books and seal of the Seller.

     (vii) The legal opinion of counsel to the Seller in the form attached as Exhibit B.

     (viii) All other agreements, certificates, instruments, certifications and documents contemplated by this Agreement or reasonably requested by Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

                                   ARTICLE VI
                                    COVENANTS

     6.1 Examinations and Investigations. The Seller shall with respect to the Company and the Subsidiaries afford the Buyer and its employees, advisors and representatives access during normal business hours throughout the period prior to the Closing or earlier termination of this Agreement to all of the books, records, assets, properties, business and operations of the Company and the Subsidiaries for the purpose of making such examination of the books and records, financial condition and operations of the Company and the Subsidiaries as the Buyer may reasonably request. Any such investigation and examination shall be conducted at reasonable times upon reasonable prior notice and under reasonable circumstances; provided, however, that such investigation shall not unreasonably interfere with the business operations of the Company and the Subsidiaries, and no party shall be required to grant access or furnish information to the extent that such access or the furnishing of such information is prohibited by any applicable Law.

     6.2 Conduct of Business. From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, and except as otherwise arising or contemplated in connection with the consummation of the transactions contemplated herein, the Seller shall cause the Company and the Subsidiaries to (unless the prior consent of Buyer (such consent not to be unreasonably withheld or delayed) has been obtained):

     (a) conduct its businesses in the Ordinary Course of Business or, in the case in which there is no past practice, as its Board of Directors, as the case may be, reasonably determines;

     (b) take all reasonable steps to preserve and protect its material assets and properties;

     (c) cause all transactions between it, on the one hand, and third parties, on the other hand, to take place on arm's length terms;

     (d) ensure that, except in the Ordinary Course of Business or as required by Law, no change is made to any agreement with any key employee or consultant, including without limitation, any Contract relating to employment, compensation, benefits, termination, retention, or severance;

     (e) comply in all material respects, with all Laws and Orders applicable to it;

     (f) not acquire or agree to acquire by merging or consolidating with, or by purchasing all or substantially all the assets of, or by any other manner, any business or any Person;

     (g) except for normal increases relating to non-executive employees in the Ordinary Course of Business, not increase the compensation of any director, officer or other employee or pay any benefit or amount not required under a Company Benefit Plan or written employment agreement as in effect on the date of this Agreement to any such Person; and

     (h) refrain from taking any action that would result in a breach or inaccuracy in the representations and warranties set forth herein.

     6.3 Payment of Dividends. Notwithstanding the foregoing or any other provision in this Agreement or any of the Transaction Documents, the Company and each Subsidiary is expressly permitted, at any time prior to the date of this Agreement and subsequent to the date of this Agreement through and until the Closing, to declare, set aside and pay dividends and other distributions to the Seller (directly or indirectly); provided that, after giving effect to such dividends, if and to the extent required by Law, the Company's and the Subsidiaries' surplus complies with the minimum surplus requirements of SAP on the Closing Date.

     6.4 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, the Seller, on the one hand, and Buyer, on the other hand, agree to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated herein as promptly as practicable. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the transactions contemplated by this Agreement to be satisfied.

     6.5 Regulatory and Other Approvals; Consents.

     (a) HSR Act. The Seller, on the one hand, and Buyer, on the other hand, will as promptly as practicable, but in no event later than five (5) Business Days following the delivery by the Seller of all information with respect to it and its Affiliates required therefore and/or as reasonably requested by Buyer, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form, if any, required for the transactions contemplated herein and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. The Seller, on the one hand, and Buyer, on the other hand, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Seller, on the one hand, and Buyer, on the other hand, shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. The Seller, on the one hand, and Buyer, on the other hand, will use their respective commercially reasonable efforts to obtain any clearance required under the HSR Act for the transactions contemplated herein, and to request early termination under the HSR Act; provided, however, that commercially reasonable efforts shall not include the Seller or the Buyer entering into a consent decree containing its or their agreement to hold separate or divest any assets in order for the Closing to occur. In addition to the foregoing, the Seller, on the one hand, and Buyer, on the other hand, shall file as soon as practicable following the date hereof any required notifications under any applicable foreign antitrust or competition law or regulation.

     (b) Other Authorizations and Consents. As promptly as practicable after the date hereof, the Seller, on the one hand, and Buyer, on the other hand, shall make all other filings with Governmental or Regulatory Bodies, and use reasonable best efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the transactions contemplated herein. The Seller, on the one hand, and Buyer, on the other hand, shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing.

     6.6 Publicity. The Seller, on the one hand, and Buyer, on the other hand, agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated herein shall be issued without the prior written consent of the other such parties, except as such release or announcement may be required by any Law or Order, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance, to the extent practicable under the circumstances.

     6.7 Confidentiality. The parties acknowledge that the information being provided to one another in connection with the transactions contemplated herein is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

     6.8 Certain Tax Matters.

     (a) The Buyer shall be responsible for payment of all transfer, excise, stamp, sales, use, recording or similar taxes or fees arising out of the transactions contemplated hereunder.

     (b) Other than as set forth in Section 6.8(a) and subject to the limitations upon Seller's indemnification obligations contained herein, the Seller shall be liable for and shall indemnify the Company and the Subsidiaries and the Buyer for Taxes of the Seller and the Subsidiaries for any taxable years or periods that end on or before the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing Date, the portion of such taxable years or periods ending on and including the Closing Date (except to the extent such Taxes are reflected, by accrual or otherwise, in the Closing WC set forth in the Statement of Actual WC).

     (c) Following the Closing Date, the Buyer shall be liable for and shall indemnify the Seller for Taxes of the Company and the Subsidiaries for any taxable years or periods that begins after the Closing Date and, with respect to any taxable years or periods beginning before and ending after the Closing Date, the portion of the taxable years or periods beginning on the day after the Closing Date.

     (d) For purposes of Sections 6.8 (b) and (c), whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of such Taxes for the portion of year or period ending on, and the portion of the year or period beginning after, the Closing Date, shall be determined using the closing of books method. Any payment under this Section 6.8 will be treated for Tax purposes as an adjustment to the Purchase Price.

     (e) The Seller at its expense shall cause the Seller to file when due all Tax returns that are required to be filed by the Seller for taxable years or periods ending on or before the Closing Date, and the Buyer shall file or cause to be filed when due all other Tax returns that are required to be filed by or with respect to the Company and the Subsidiaries.

     (f) After the date hereof, the Buyer and the Seller shall:

     (i) assist in all reasonable respects (and cause their respective Affiliates to assist) the other party in preparing any Tax returns, tax elections, or other tax filings which such party is responsible for preparing and filing in accordance with this Section 6.8;

     (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with Taxing Authorities regarding, and Tax returns of the Company and the Subsidiaries;

     (iii) make available to the other party and to any Taxing Authority as reasonably requested all information, records and documents relating to Taxes of or relating to the Company and the Subsidiaries, except to the extent determined by counsel for the party involved to be privileged or work product;

     (iv) provide timely notice to the other party in writing of any pending or threatened Tax audit or assessments of or related to the Seller for taxable periods for which the other may have a liability under this Section 6.8;

     (v) file on a timely basis, all Tax elections, reports, returns and other items required hereunder and assist in all reasonable respects (and cause their respective Affiliates to assist) the other party in preparing and filing all such elections, reports returns and other items; and

     (vi) furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any such taxable period.

     (g) Tax Advice and Reliance. None of the parties (nor any of the parties' respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party's counsel, accountants or other representatives) concerning the consequences of the transactions contemplated by this Agreement under applicable Tax Laws. Each party has relied solely upon the Tax advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.

     (h) Indemnification for Post-Closing Transactions. Buyer agrees to indemnify the Seller for any additional tax owed by the Seller resulting from any transaction engaged in by Buyer occurring on or after the Closing Date.

     6.9 Update to Schedules. The Seller shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to the Seller, of (i) the occurrence (including the discovery of facts after the execution of this Agreement not known as of the date hereof to the disclosing party) or non-occurrence of any event, the occurrence or non-occurrence of which would, or would be reasonably likely to, cause, (x) any representation or warranty contained in Article III or IV hereof to be untrue or inaccurate in any material respect or (y) any covenant or agreement contained in this Agreement not to be complied with in any material respect and (ii) any failure to satisfy any condition to the consummation of the transactions contemplated by this Agreement; provided however that, except as otherwise provided herein, the delivery of any notice pursuant to this Section shall not (x) operate to in any way modify or cure any breach of the representations and warranties made by the Seller or Buyer herein or (y) limit or otherwise affect the remedies available hereunder to the party receiving such notice, including the right not to consummate the transactions contemplated by this Agreement if the matters referred to in the notice would cause any of the conditions to the receiving party's obligations not to be fulfilled.

                                   ARTICLE VII
                            TERMINATION OF AGREEMENT

     7.1 Termination. This Agreement may be terminated prior to the Closing as follows:

     (a) By the mutual written consent of the Seller, on the one hand, and Buyer, on the other hand;

     (b) by the Buyer in the event of a material breach of this Agreement by the Seller which would cause the conditions to the Buyer's obligations hereunder not to be satisfied and which has not been cured within 30 days after the giving of written notice to the Seller or a material breach which is incapable of being cured prior to September 30, 2005;

     (c) by the Seller in the event of a material breach of this Agreement by the Buyer which would cause the conditions to the Seller's obligations hereunder not to be satisfied and which has not been cured within 30 days after the giving of written notice to the Buyer or which is incapable of being cured prior to September 30, 2005;

     (d) By either the Seller, on the one hand, or Buyer, on the other hand, if the Closing shall not have occurred by September 30, 2005; provided, however, that the right to terminate this Agreement under this subsection (d) shall not be available to Buyer, on the one hand, or to the Seller, on the other hand, if either of such parties seeking such termination has failed to fulfill any obligation under this Agreement and such failure shall have been the cause of, or resulted in, the failure of the Closing to occur prior to such date; or

     (e) By either the Seller, on the one hand, or Buyer, on the other hand, if
(i) the transactions contemplated hereby shall violate any Order that shall have become final and nonappealable or (ii) there shall be a Law which makes the transactions contemplated hereby illegal or otherwise prohibited.

     7.2 Effect of Termination. Each party's right of termination under Section
8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. In the event of termination of this Agreement pursuant to Section 7.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 7.2, Section 6.6 (relating to publicity) and Section 6.7 (relating to confidentiality) will survive; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by a non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the non-terminating party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies in respect of any such prior breach will survive such termination unimpaired.

                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION

     8.1 Survival of Indemnification Rights. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing and remain in full force and effect for a period of eighteen (18) months following the Closing Date and, if a claims notice has been provided by such date, shall remain in fall force and effect until final resolution thereof; provided, however, the following representations and warranties shall survive and remain in full force and effect for the period indicated:

     (i) Sections 3.2 and 4.2 (Due Authorization) and 3.5 (Capitalization), indefinitely; and

     (ii) Sections 3.13 (tax matters) until sixty (60) calendar days after expiration of the applicable statute of limitations (including any extension thereof).

     The provisions of this Article VIII shall survive for so long as any other Section of this Agreement shall survive.

     This Section 8.1 shall not limit any (a) covenant or agreement of the parties which by its terms contemplates performance after the Closing or the bringing of any cause of action claiming based upon or arising out of a breach thereof, or (b) any Loss (as defined below) that resulted from any fraudulent acts.

     8.2 Seller Indemnification Obligations. Subject to the provisions of this
Article VIII, from and after the Closing, the Seller (the "Seller Indemnifying Party") shall indemnify, defend and hold harmless Buyer and its parents and subsidiaries and their directors, officers, employees, shareholders, members, managers, agents, affiliates and assigns (collectively, the "Buyer Indemnified Parties") from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all actual losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses") which any such party may suffer, sustain or become subject to, as a result of, in connection with, or relating to or by virtue of:

     (i) any breach of the covenants of the Seller set forth herein;

     (ii) any breach of or inaccuracy in the representations and warranties of the Seller set forth herein; or

     (iii) enforcing Buyer's rights under this Agreement.

     8.3 Buyer Indemnification Obligations. Subject to the provisions of this
Article VIII, from and after the Closing, the Buyer (the "Buyer Indemnifying Party") shall indemnify, defend and hold harmless the Seller and its parents and subsidiaries and their directors, officers, employees, shareholders, members, managers, agents, affiliates and assigns (collectively, the "Seller Indemnified Parties") from and against and pay on behalf of or reimburse such party in respect of, as and when incurred, all Losses which any such party may suffer, sustain or become subject to, as a result of, in connection with, or relating to or by virtue of:

     (i) any breach of the covenants of the Buyer set forth herein;

     (ii) any breach of or inaccuracy in the representations and warranties of the Buyer set forth herein; or

     (iii) enforcing the Seller's rights under this Agreement.

     8.4 Indemnification Procedure.

     (a) If the Buyer Indemnified Parties or the Seller Indemnified Parties intend to seek indemnification pursuant to Section 8.2 or Section 8.3 hereof, as applicable (the "Indemnified Party"), such Indemnified Party shall promptly notify the other part(ies) required to provide indemnification pursuant to such
Section 8.2 or Section 8.3 hereof, as applicable (the "Indemnifying Party"), in writing of such claim. The Indemnified Party will provide the Indemnifying Party with prompt notice of any third party claim in respect of which indemnification is sought. The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

     (b) If such claim involves a claim by a third party against an Indemnified Party, the Indemnifying Party, may, within thirty (30) calendar days after receipt of such notice and upon notice to the Indemnified Party, assume, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Parties shall reasonably cooperate in connection therewith; provided that the Indemnified Parties may participate at its own cost in such settlement or defense through counsel chosen by it; provided further that if the Indemnified Party reasonably determines that representation by the indemnifying Party's counsel of the indemnifying Party and the Indemnified Parties may present such counsel with a conflict of interests, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party's counsel. Notwithstanding anything in this Section 9.4 to the contrary, no Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld or delayed, unless the Indemnified Party obtains a complete release and is not required to pay any sum or make any admission whatsoever or take any other action in connection with such settlement other than delivering a customary release and discontinuance in which case no such consent shall be required, and such settlement, compromise or, consent will have no adverse, binding effect on the Indemnified Party or its Affiliates. The Indemnified Party shall not pay or settle any such claim without the Indemnifying Party's consent, such consent not to be unreasonably withheld. If the Indemnifying Party is not contesting such claim in good faith, then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder.

     8.5 Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article VIII shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase), and (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence of the Loss that gave rise to such indemnity claim.

     8.6 Tax Treatment of Indemnification. Unless otherwise required by Law, for all Tax purposes the parties hereto agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price, and no party shall take any position inconsistent with such characterization.

     8.7 Indemnification Amounts.

     (a) Notwithstanding any provision to the contrary contained in this Agreement, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party for any Losses pursuant to this Article VIII to the extent they are the result of any breach of any representation or warranty made by or on behalf of the Indemnifying Party unless and until the dollar amount of all Losses in the aggregate exceed five million dollars ($5,000,000) (the "Basket Amount"), in which case the Indemnifying Party will be obligated to indemnify the Indemnified Party for the total amount of Losses including any amounts which would otherwise not be required to be paid by reason of this Section 8.7(a).

     (b) Notwithstanding anything to the contrary contained herein, in no event shall the aggregate indemnification obligations of the Seller or any Seller Indemnifying Party pursuant to Section 8.2 or otherwise arising under this Agreement exceed twenty million dollars ($20,000,000); provided further that notwithstanding the foregoing, the Indemnified Party's right to seek indemnification hereunder for any Losses as a result of, in connection with, or relating to or by virtue of: (y) criminal activity or fraud of the other party, or (z) any breach of or inaccuracy in the representations, Warranties or covenants set forth in Section 3.2 (Due Authorization), 3.5 (Capitalization),
Section 3.13 (tax matters), or Section 6.8 (Certain Tax Matters) shall not be subject to, or limited by, the limits contained in this Section 8.7(b).

     (c) Except to the extent payable to a third party asserting a third party indemnification claim, under no circumstances shall an indemnifying party be liable for any consequential, indirect or punitive damages for any misrepresentation or breach of any provision of or any other matter arising pursuant to this Agreement or the Transaction Documents.

     (d) For purposes of computing any Loss under this Article VIII with respect to any representation, warranty, covenant or agreement that is qualified as to materiality or Material Adverse Effect, the amount of the Loss shall be the entire Loss arising by reason of the breach of such representation, warranty, covenant or agreement and not merely the amount of such Loss in excess of an amount that constitutes a material Loss or in excess of an amount that constitutes a Material Adverse Effect; it being understood and agreed that, notwithstanding anything to the contrary contained in this Section 8.7, the Basket Amount shall continue to remain applicable.

     8.8 Exclusive Remedies. Except as described in Section 8.7 and with respect to claims as a result of, in connection with, relating to or by virtue of
Section 6.8, criminal acts or fraud, for which the parties hereto may seek specific performance or injunctive relief, the sole and exclusive remedy of a party to this Agreement from and after the Closing for any claim arising under this Agreement against the other parties hereto shall be the indemnification provisions of this Article VIII.

     8.9 No Double Recovery. If any Person has been actually indemnified or reimbursed for all or a portion of Losses under any provision of this Agreement other than Section 8.2 or Section 8.3, then the amount of Losses under Section
8.2 or Section 8.3 shall be reduced by the amount so indemnified or reimbursed under such other section.

     8.10 Insurance. In the event any Losses by an Indemnified Party are covered by insurance in favor of such Indemnified Party or an Affiliate of such Indemnified Party, the Indemnified Party shall not be entitled to recover from the Indemmfying Party (and shall refund amounts received up to the amount of indemnification actually received) with respect to such Losses to the extent, and only to the extent, of the amount by which the insurance payment in fact recovered by the Indemnified Party in respect of such indemnification claim exceeds all costs and expenses incurred in connection with such recovery and any efforts relating thereto. The Company and the Subsidiaries, Buyer and the Seller shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. If an insurance or other recovery is made by the Company any Subsidiary, the Buyer or the Seller or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) shall be made promptly to the party that had made the original indemnification payment. Any such payments shall be treated as an adjustment to the Purchase Price.

     8.11 Disclosure and Knowledge. Notwithstanding anything contained herein, neither the Seller, on the one hand, nor the Buyer, on the other hand, shall be liable for any breach of any representation or warranty made by it in this Agreement if, and to the extent, it has fully disclosed such breach to the other party prior to the Closing Date and such other party elects to consummate the transactions described herein notwithstanding such breach (it being the intent and agreement of the parties that the election by a party to consummate the transactions described herein with Knowledge of a breach of a representation or warranty by the other party shall constitute the waiver of such breach).

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 Expenses. Whether or not the transactions contemplated hereby are consummated each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the transactions contemplated hereby (including without limitation legal, accounting and other professional fees). Without limiting the foregoing, Buyer will pay and be solely responsible for all filing fees payable under the HSR Act and any foreign antitrust or competition law or regulation Each of the Seller, on the one hand, and Buyer, on the other hand, agree to indemnify and hold the other harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent employed by the other party.

     9.2 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles that would require the application of any other law.

     9.3 Jurisdiction; Service of Process. Any Action or Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby may be brought in the federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of such courts in any such Action or Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Action or Proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Action or Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

     9.4 Attorneys' Fees. If any Action or Proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees, expenses and other costs incurred in that Action or Proceeding, in addition to any other relief to winch it may be entitled.

     9.5 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, except as otherwise provided herein (a) no claim or right arising out of this Agreement or any of the other Transaction Documents can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the other Transaction Documents.

     9.6 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile if so acknowledged to have been received by 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day, provided that such notice, demand or other communication is also deposited within 24 hours thereafter with a reputable overnight courier service (charged prepaid) for delivery to the same recipient, or (d) five (5) days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

     if to Buyer, to:
     c/o North American Medical Management California, Inc.
     3281 E. Guasti Road, 7th Floor
     Ontario, California 91761-7643
     Telecopy: _________________________
     Telephone: ________________________
     Attention.: _______________________

     if to the Seller, to:
     Aveta Health, Inc.
     411 Hackensack Avenue, 7th Floor
     Hackensack, NJ 07601
     Attention: Joseph Mark
     Telecopy: 201-346-8410
     Telephone: 201-346-8401

     with a copy to:
     Aveta Health, Inc.
     411 Hackensack Avenue, 7th Floor
     Hackensack, NJ 07601
     Attention: General Counsel
     Telecopy: 201-346-8410
     Telephone: 201-346-8404

     9.7 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto, except that Buyer's rights hereunder may be assigned for collateral purposes to any financing party and may be assigned to any Affiliate of Buyer.

     9.8 No Third-Party Beneficiaries. Except as expressly provided in this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights, remedy or claim hereunder.

     9.9 Amendments. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

     9.10 Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context otherwise requires, references to Sections, Articles, Exhibits or Schedules contained herein refer to Sections, Articles, Exhibits or Schedules of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

     9.11 Entire Agreement. This Agreement (including any Exhibit or Schedule attached hereto) and the Transaction Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter.

     9.12 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

     9.13 Mutual Drafting. The parties hereto are sophisticated and have been represented by lawyers who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

     9.14 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Stock Purchase Agreement on the date first above written.

AVETA HEALTH, INC.                      AVETA HOLDINGS, LLC

                                        By: Care Enterprises III, LLC, its
                                            Managing Member


By: /s/ Howard P. Kamins
    ---------------------------------
    Howard P. Kamins, Vice President


                                        By: /s/ Joseph D. Mark
                                            ------------------------------------
                                            Joseph D. Mark
                                            Executive Vice President